EXHIBIT 10.39c
April 26, 1996

Ms. Marystephanie Corsones
Vice President of Finance and
Chief Financial Officer
The WellCare Management Group, Inc.
Park West/Hurley Avenue Extension
P.O. Box #4059
Kingston, New York 12401

Dear Marystephanie:

Pursuant to your request, Key Bank of New York hereby agrees to a 30 day extension of time to the requirements outlined in Article 6, Section 3 of the Loan Agreement relating to providing you with copies of our financial statement for the period ended December 31, 1995. Please be advised that we will continue to suspend the availability under WellCare's $15,000,000.00 Revolving Loan, until time as the Bank has received and reviewed the December 31, 1995 financial statements and assessed the impact of any restatement of earnings.

We appreciate the time you, Ed Ullmann, John Markes, and Doug Phillips took to meet with us on Wednesday, and we are anxiously awaiting the release of your financial statements. Please do not hesitate to call me, or any of us at Key Bank, if you have any questions.

Very truly yours,

/s/ Cynthia D. Langer
Cynthia D. Langer
Senior Vice President
Healthcare Finance Division